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                                                                  EXHIBIT 8.1

                       PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                             1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019-6064





(212) 373-3000                  November 10, 1997



American Real Estate Investment Corporation
1670 Broadway, Suite 3350
Denver, Colorado 80202

Ladies and Gentlemen:

         In connection with the transactions to be consummated among American Real Estate Investment Corporation (the "Company"), American Real Estate Investment, L.P. (the "Operating Partnership") and certain other parties, all as described in the Form S-4 to be filed with the Securities and Exchange Commission on November 10, 1997 (the "Registration Statement"), you have requested our opinion concerning the federal income tax matters set forth below. All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

         In rendering the opinion expressed herein, we have examined and, with your consent, relied upon the following: (i) the Registration Statement and all amendments to date; (ii) the Transaction Documents; (iii) the Existing Partnership Agreement and the Amended Partnership Agreement; (iv) the partnership agreements of those partnerships in which the Company or the Operating Partnership own or have owned an interest; (v) the Existing Charter and the Amended Charter; (vi) the opinion


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American Real Estate Investment Corporation                                    2


of Shaw Pittman Potts & Trowbridge in connection with certain of the properties to be acquired directly or indirectly by the Company or the Operating Partnership upon the consummation of the Transactions (as such opinion will be updated through the Closing Date); (vii) representations by certain of the Investor Group and by management of Penn Square, FLIP and certain McBride entities with respect to various matters; and (viii) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

         In our examination of documents, we have assumed, with your consent,
(i) that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) that all such documents have been or will be duly executed to the extent required; (iii) that all representations and statements set forth in such documents are true and correct; (iv) that any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) that the Company, the Operating Partnership, Penn Square, the Subsidiary Partnerships and all other entities to be owned directly or indirectly by the Company or the Operating Partnership upon consummation of the Transactions at all times will be organized and operated in accordance with the terms of such documents. We have further assumed that the statements and descriptions of the Company's, the Operating Partnership's, Penn Square's, the Subsidiary Partnerships' and such other entities' businesses, properties, and intended activities as described in the Registration Statement are accurate.

         For purposes of rendering the opinion expressed herein, we also have assumed, with your consent, the accuracy of the representations contained in the letter from the Company dated November 10, 1997 (as such letter will be updated through the Closing Date). These representations relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership and the Subsidiary Partnerships prior to the consummation of the Transactions. In addition, we have assumed that the Company has operated and will operate in accordance with the methods of operation described in the Registration Statement.

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American Real Estate Investment Corporation                                    3


         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company has qualified as a REIT within the meaning of the Code for each of its taxable years ended December 31, 1993 through December 31, 1996.

         2. Commencing with its taxable year ending December 31, 1997, the Company is organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and its proposed method of operation, including, without limitation, the consummation of the Transactions and the other actions contemplated by the Transaction Documents, will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

         3. Commencing with the taxable year of the Company ending December 31, 1993, the Operating Partnership and the Subsidiary Partnerships have been and continue to be, and giving effect to the Transactions the Operating Partnership and the Subsidiary Partnerships will be, treated as partnerships for federal income tax purposes.

         4. The discussion contained in that portion of the Registration Statement under the caption "Federal Income Tax Consequences" accurately reflects the material federal income tax consequences of the Transactions to the Company and the stockholders.

         This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the IRS and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding its organization, income, assets, distribution levels and diversity of stock ownership. Because the Company's satisfaction of these requirements for periods beginning after December 31, 1996 will depend upon future events, no assurance can be given that the actual results of the

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American Real Estate Investment Corporation                                   4



Company's operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions "Federal Income Tax Consequences", "Federal Income Tax Consequences --Opinion of Company's Counsel" and "Federal Income Tax Consequences -- Income Taxation of the Operating Partnership, the Subsidiary Partnerships and Their Partners -- Classification of the Operating Partnership and the Subsidiary Partnerships as Partnerships" in the Registration Statement and the prospectus included therein. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

         We express no opinion as to any federal income tax issue or other matter except that set forth above.

                                    Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON